Artisan Partners Asset Management Inc. Reports October 2026 Assets Under Management
Milwaukee, WI - November 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of October 31, 2026 totaled $167.8 billion. Artisan Funds and Artisan Global Funds accounted for $91.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $76.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of October 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$11,238
Global Discovery	1,803
U.S. Mid-Cap Growth	8,437
U.S. Small-Cap Growth	2,308
Franchise	916
Global Equity Team
Global Equity	383
Non-U.S. Growth	14,616
International Value Group
International Value	57,348
International Explorer	1,344
Global Special Situations	37
Global Value Team
Global Value	31,951
Select Equity	1,041
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,626
Credit Team
High Income	14,015
Credit Opportunities	430
Floating Rate	315
Custom Credit Solutions	1,562
Developing World Team
Developing World	2,798
Antero Peak Group
Antero Peak	2,451
Antero Peak Hedge	210
International Small-Mid Team
Non-U.S. Small-Mid Growth	3,779
EMsights Capital Group
Global Unconstrained	2,868
Emerging Markets Debt Opportunities	1,594
Emerging Markets Local Opportunities	1,912
Grandview Property Partners
Grandview Property Partners[3]	780

Total Firm Assets Under Management ("AUM")	$167,762
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $482.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.